UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☒	Preliminary Proxy Statement	☐	Confidential, For Use By the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12
UNITED INVESTORS INCOME PROPERTIES
(Name of Registrant as Specified in its Charter)
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☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: Units of Limited Partnership Interest

(2)	Aggregate number of securities to which transaction applies: 61,063 Units

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: not applicable

(4)	Proposed maximum aggregate value of the transaction: $7,900,000

(5)	Total fee paid: $310.47
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

UNITED INVESTORS INCOME PROPERTIES
c/o The Altman Group, Inc.
1200 Wall Street
3rd Floor
Lyndhurst, New Jersey 07071
                    , 2008
Dear Limited Partner:
     United Investors Income Properties, a Missouri limited partnership (the “Partnership”) in which you have invested, entered into an agreement with Hamilton Zanze & Company, a California corporation (the “Purchaser”) and an unaffiliated third party, to sell the Partnership’s apartment complex known as Bronson Place Apartments and located in Moutainlake Terrace, Washington (the “Property”) to the Purchaser (the “Sale”). The gross sale price for the Property is $7,900,000. The terms of the Sale are more fully described in the attached Consent Solicitation Statement.
     We are of the opinion that the Sale is in the best interests of, and is fair to, partners for the following reasons:
•	The Sale terms were negotiated at arms length with the Purchaser, who is an independent third party;

•	The tax benefits of continued investment in the Property have been substantially eliminated for most limited partners due principally to declining Property depreciation deductions;

•	At existing Property rent levels, the Partnership may generate taxable income allocable to limited partners without distributing sufficient cash to limited partners to enable limited partners to pay their resulting tax liabilities;

•	The Partnership’s general partner believes that market conditions are currently favorable for sellers of properties of the type and character of the Property. These market conditions are of uncertain duration and could be adversely affected by, among other things, continued or additional weakness in the economy, interest rate increases, and other factors; and

•	Based on the location, age and other characteristics of the Property, the Partnership’s general partner does not anticipate material improvement in the Partnership’s financial condition in the foreseeable future.
YOUR VOTE IS IMPORTANT
     We recommend that you consent to the Sale. Please complete, sign, date and return the enclosed Consent in the enclosed pre-addressed, postage-paid envelope as soon as possible. If you have any questions or require any assistance, please contact our Solicitation Agent, The Altman Group, Inc., by mail at 1200 Wall Street, 3rd Floor, Lyndhurst, New Jersey 07071; by fax at (201) 460-0050, or by telephone at (800) 217-9608.
UNITED INVESTORS REAL ESTATE, INC.

UNITED INVESTORS INCOME PROPERTIES
c/o The Altman Group, Inc.
1200 Wall Street
3rd Floor
Lyndhurst, New Jersey 07071
CONSENT SOLICITATION STATEMENT
                    , 2008
Dear Limited Partner:
     United Investors Income Properties, a Missouri limited partnership (the “Partnership”) in which you have invested, entered into an agreement (the “Purchase Agreement”) with Hamilton Zanze & Company, a California corporation (the “Purchaser”) and an unaffiliated third party, to sell the Partnership’s apartment complex known as Bronson Place Apartments and located in Moutainlake Terrace, Washington (the “Property”) to the Purchaser (the “Sale”). The gross sale price for the Property (the “Purchase Price”) is $7,900,000. United Investors Real Estate, Inc., the general partner of the Partnership (the “General Partner”), is soliciting the consent of the Partnership’s limited partners (the “Limited Partners” and together with the General Partner, the “Partners”) to the Sale.
     This Consent Solicitation Statement, and the accompanying form of Consent of Limited Partner (the “Consent Form”), are first being mailed to Limited Partners of record as of                     , 2008 (the “Record Date”) on or about                                         , 2008.
     THIS SOLICITATION OF CONSENTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                                             , 2008 UNLESS EXTENDED BY THE GENERAL PARTNER IN ITS DISCRETION AS DESCRIBED IN THIS CONSENT SOLICITATION STATEMENT (THIS DATE, AS SO EXTENDED, IS REFERRED TO AS THE “EXPIRATION DATE”)
     Pursuant to the Agreement of Limited Partnership, dated July 27, 1988, as amended, governing the Partnership (the “Partnership Agreement”), the written consent of Limited Partners owning in the aggregate more than 50% of the total outstanding limited partnership units (“Units”) is required to approve the Sale. There were 61,063 Units outstanding as of the Record Date. Affiliates of the General Partner, which own approximately 40.12% of the outstanding Units, or 24,498 Units, will consent to the Sale on the terms described in this Consent Solicitation Statement. Accordingly, the consent of Limited Partners owning an additional 9.89% of the outstanding Units, or approximately 6,039.6 Units, is required to approve the Sale on the terms described in this Consent Solicitation Statement.
     The General Partner is of the opinion that the Sale is in the best interests of, and fair to, Partners for the following reasons:
•	The Sale terms were negotiated at arms length with the Purchaser, who is an independent third party;

•	The tax benefits of continued investment in the Property have been substantially eliminated for most Limited Partners due principally to declining Property depreciation deductions;

•	At existing Property rent levels, the Partnership may generate taxable income allocable to Limited Partners without distributing sufficient cash to Limited Partners to enable Limited Partners to pay their resulting tax liabilities;

•	The General Partner believes that market conditions are currently favorable for sellers of properties of the type and character of the Property. These market conditions are of uncertain duration and could be adversely affected by, among other things, continued or additional weakness in the economy, interest rate increases, and other factors; and

•	Based on the location, age and other characteristics of the Property, the General Partner does not anticipate material improvement in the Partnership’s financial condition in the foreseeable future.
     The General Partner recommends that Limited Partners consent to the Sale by completing, dating and signing the enclosed Consent and returning it in the enclosed pre-addressed, postage-paid envelope as soon as possible.
     By consenting to the Sale, Limited Partners also authorize the General Partner to agree, on behalf of the Partnership, to changes in the Sale terms (including a sale to a different unaffiliated purchaser) (an “Alternative Sale”) so long as the gross sale price for the Property is greater than or equal to 90% of the gross sale price currently offered by the Purchaser (including assumed indebtedness, if any).
     If the Property is not sold, the Partnership will continue to operate the Property, and there can be no assurance that the Property will be operated profitably, that the Partnership will make any future distributions to Limited Partners, that if the Partnership does make any future distributions Limited Partners will receive distributions equal to their tax liability on taxable income allocable to them, that the Property can be operated without substantial improvements, or that a sale of the Property on comparable or more favorable terms will be possible in the future.
THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

ii

iii

SUMMARY TERM SHEET
               This summary highlights material information regarding the Sale but does not describe all of its details. We urge you to read this entire Consent Solicitation Statement, which describes the Sale in detail. We have also included in this summary references to the section of this Consent Solicitation Statement in which you may find a more complete discussion.
•	The Sale. On August 20, 2008 (the “Effective Date”), the Partnership entered into the Purchase Agreement with the Purchaser for the Sale. The Purchase Price is $7,900,000. See “THE SALE.”

•	What You Will Receive in the Sale. We currently estimate that the Partnership will distribute approximately $4,010,000, or $66 per Unit, of Sale proceeds to Limited Partners. We added the Property’s portion of the Partnership’s cash, cash equivalents and other assets to the Purchase Price and then deducted our estimate of the outstanding mortgage debt (including accrued interest), closing costs, accounts payable, accrued expenses and other related Partnership liabilities, and the amount of reserves that we expect to establish to cover contingencies that may occur related to the Property, estimated to be $158,000, to determine our estimate of Sale proceeds distributable to Limited Partners. This estimate is based on information currently available to the General Partner. Actual results may vary from this estimate. See “ESTIMATED DISTRIBUTION OF SALE PROCEEDS” and “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”

•	Approval of the Sale. Pursuant to the Partnership Agreement, the written consent of Limited Partners owning in the aggregate more than 50% of the total outstanding Units is required to approve the Sale. There were 61,063 Units outstanding as of the Record Date. Affiliates of the General Partner, which own approximately 40.12% of the outstanding Units, or 24,498 Units, will consent to the Sale on the terms described in this Consent Solicitation Statement. Accordingly, the consent of Limited Partners owning an additional 9.89% of the outstanding Units, or approximately 6,039.6 Units, is required to approve the Sale. See “SOLICITATION OF CONSENTS.”

•	Reasons for the Sale. The General Partner is of the opinion that the Sale is in the best interests of, and fair to, Partners because:
o	The Sale terms were negotiated at arms length with the Purchaser, who is an independent third party;

o	The tax benefits of continued investment in the Property have been substantially eliminated for most Limited Partners due principally to declining Property depreciation deductions;

o	At existing Property rent levels, the Partnership may generate taxable income allocable to Limited Partners without distributing sufficient cash to Limited Partners to enable Limited Partners to pay their resulting tax liabilities;

o	The General Partner believes that market conditions are currently favorable for sellers of properties of the type and character of the Property. These market conditions are of uncertain duration and could be adversely affected by, among other things, continued or additional weakness in the economy, interest rate increases, and other factors; and

o	Based on the location, age and other characteristics of the Property, the General Partner does not anticipate material improvement in the Partnership’s financial condition in the foreseeable future. See “REASONS FOR THE SALE.”
•	Disadvantages of the Sale. The Sale has the following disadvantages:
o	Property value could appreciate due to, among other factors, an improved economy, interest rates decreases, and the granting of tax benefits to holders of real estate like the Property. Following the Sale, the Partnership will not benefit from increases, if any, in the Property value.

o	After the Sale, Limited Partners will no longer receive any distributions of Property operating cash flow or any refinancing proceeds.

o	Limited Partners will recognize taxable income in connection with the Sale. See “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”
•	Appraisal Rights. Limited Partners are not entitled to dissenters’ appraisal rights under applicable law or the Partnership Agreement permitting them to seek a judicial determination of the value of their Units in connection with the Sale. See “SOLICITATION OF CONSENTS – No Appraisal Rights.”

•	Tax Consequences of the Sale and Distribution of Sale Proceeds. The Sale will be a taxable transaction for United States federal income tax purposes and possibly for state and local income tax purposes as well. If the Property is sold, the Partnership will recognize taxable gain. The gain recognized with respect to the Sale will be allocated to the Partners, including Limited Partners, in accordance with the Partnership Agreement. Depending on your basis in your Units and other aspects of your particular tax position, you may recognize additional income (but not loss or deduction) on the distribution to you of Sale proceeds. Depending on your basis in your Units and other aspects of your particular tax position, your taxable gain and any tax liability resulting from the Sale could exceed the cash you receive in the Sale. See “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”

•	General Partner’s Recommendation. The General Partner recommends that Limited Partners consent to the Sale. See “THE GENERAL PARTNER’S RECOMMENDATION.”

•	Additional Information. For additional information about the Partnership, see “THE PARTNERSHIP.” Please contact our Solicitation Agent, The Altman Group, Inc., at (800) 217-9608 (toll-free), with any questions or comments you may have about the Sale.
FORWARD-LOOKING STATEMENTS
               This Consent Solicitation Statement and the documents incorporated by reference contain certain forward-looking statements regarding the Partnership’s operations and business. Statements in this document that are not historical facts are “forward-looking statements.” These forward-looking statements include those relating to: the Partnership’s future business prospects and projected revenues, working capital, liquidity, capital needs, interest costs and income, timing of the Sale, Sale proceeds to be distributed to Limited Partners, and the applicable tax consequences.
               The words “estimate,” “project,” “intend,” “think,” “opine,” “expect” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this Consent Solicitation Statement. Wherever they occur in this Consent Solicitation Statement or in other statements attributable to the Partnership, forward-looking statements are necessarily estimates reflecting best judgments. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this Consent Solicitation Statement and other factors set forth from time to time in the Partnership’s reports and other information provided or made available to Limited Partners. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this Consent Solicitation Statement. The Partnership and the General Partner disclaim any intent or obligation to update forward-looking statements, except as required by law.
RISK FACTORS
               The Sale has certain risks and disadvantages. You should carefully consider the following risks:
               Limited Partners Will Recognize Income Upon the Sale. If the Property is sold, the Partnership will recognize taxable income as a result of the Sale equal to the excess of the sum of the cash received for the Property, plus the debt assumed by the Purchaser, over the Partnership’s adjusted basis in the Property. This taxable income will be allocated to the Partners in accordance with the Partnership Agreement. If the Sale closes, we currently estimate Limited Partners will recognize total taxable income of approximately $86 per Unit as a result of the Sale. This amount is not an estimate of the tax liability that will be payable by the Limited Partners, instead it is an estimate of the income on which any tax liability will be determined. This estimate is based on information currently available to the General Partner. Actual results may vary from this estimate. See “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”
               Each Partner’s Tax Liabilities from the Sale and the Distribution of Sale Proceeds May Exceed the Cash Proceeds Available for Distribution. Sale proceeds available for distribution to each Partner after repayment of the Partnership’s debts may be less than the Partner’s resulting tax liability. Accordingly, Partners may be required to use funds from sources other than Partnership distributions to pay income tax attributable to the Sale and the distribution of Sale proceeds. See “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”
               If the Currently Proposed Sale of the Property is Not Consummated, an Alternative Sale May Be Effected at a Lower Price. If the Sale is not consummated for any reason, the General Partner may effect an Alternative Sale which may result in lower cash proceeds to the Partnership and lower or no distributions to the Limited Partners.
               Conflicts of Interest of General Partner. The General Partner has conflicts of interest with respect to the Sale as more fully described below.
          The General Partner and Its Affiliates Will Receive Funds in Repayment of Indebtedness. A portion of the Sale proceeds, after payment of certain transaction costs, will be used to repay Partnership indebtedness owed to the General Partner and its affiliates, including unpaid reimbursements, currently estimated to be $8,346 as of July 31, 2008.
          The Sale May Mitigate the General Partner’s Liability for Partnership Liabilities. The General Partner generally is liable for all Partnership recourse debts and other liabilities. A sale of the Property reduces the General Partner’s liability for Partnership debt and liabilities that increase over time through the accrual of interest or otherwise and for liabilities and recourse debt that the Partnership may incur in the future.
REASONS FOR THE SALE
               The General Partner is of the opinion that the Sale is in the best interests of, and fair to, Partners. It came to this conclusion based on many factors, including the following:
               The Sale was Negotiated at Arms Length. The Sale terms were negotiated at arms length with the Purchaser, which is an independent third party.
               Tax Benefits of Continued Investment are Limited. The tax benefits of continued investment in the Property have been substantially eliminated for most Limited Partners due principally to declining Property depreciation deductions.
               Future Taxable Income May Exceed Distributions. At existing Property rent levels, the Partnership may generate taxable income allocable to Limited Partners without distributing sufficient cash to Limited Partners to enable Limited Partners to pay their resulting tax liabilities.
               Favorable Market Conditions. The General Partner believes that market conditions are currently favorable for sellers of properties of the type and character of the Property. These market conditions are of uncertain duration and could be adversely affected by, among other things, continued or additional weakness in the economy, interest rate increases, and other factors.
               The Partnership’s Financial Condition Is Not Likely to Improve. Based on the location, age and other characteristics of the Property, the General Partner does not anticipate material improvement in the Partnership’s financial condition in the foreseeable future.

MARKETING
               The General Partner marketed the Property to potentially interested parties. In January, 2008, the General Partner engaged Moran and Company, a national real estate brokerage firm unaffiliated with the General Partner (the “Broker”), to market the Property. The General Partner and its affiliates transact business with the Broker from time to time. The Broker marketed individual projects, including the Property, nationally to organizations known to be interested in the acquisition of multifamily housing projects similar to the Property on a national, regional, or local level. Prospective purchasers were invited to bid on individual projects. In May, 2008, the Broker received letters of intent from numerous potential purchasers. Neither the General Partner nor its affiliates bid on the Property. The General Partner evaluated prospective purchasers and letters of intent in terms of aggregate consideration offered, feasibility of the transaction proposed, credibility of the prospective purchaser, and ability of the prospective purchaser to consummate the sale transaction. Prospective purchasers deemed qualified after this review were distributed a form real estate purchase contract, and invited to give their best and final offer for the Property. The Broker received revised offers in June, 2008. After evaluating the offers, the General Partner selected the best offers for the Property based on the criteria of aggregate consideration offered, feasibility of the transaction proposed, credibility of the prospective purchaser, and ability of the prospective purchaser to consummate the sale transaction. From July 26, 2008 until August 20, 2008, the General Partner negotiated a purchase contract for the Property with one or more prospective purchasers.
ESTIMATED DISTRIBUTION OF SALE PROCEEDS
               This table summarizes our current estimate of Sale proceeds to be distributed to Limited Partners, assuming the Sale was completed on July 31, 2008. These estimates are based on information currently available to the General Partner. Actual results may vary from these estimates.

Gross purchase price	$7,900,000
Plus: Cash and cash equivalents	30,952
Plus: Other partnership assets	106,622
Less: Mortgage debt, including accrued interest	(3,459,971)
Less: Accounts payable, accrued expenses and other liabilities	(70,079)*
Less: Estimated closing costs, including transfer taxes	(298,620)
Less: Reserve for contingencies	(158,000)

TOTAL	$4,050,902

Net proceeds distributable to all Partners	$4,050,902
Percentage of proceeds distributable to Limited Partners	99%

Net proceeds distributable to Limited Partners	$3,794,905

Total number of Units	61,063

Distributable net proceeds per Unit	$66

*	$8,346 of this amount is payable to the General Partner.
               Estimated Tax Consequences of the Sale. Limited Partners will recognize taxable income on the Sale. This table summarizes our estimate of the allocation to Limited Partners of taxable income on the Sale, assuming the Sale is completed on July 31, 2008. These estimates below are not estimates of the tax liability that will be payable by the Limited Partners. Instead they are estimates of the income on which any tax liability will be determined. These estimates are based on information currently available to the General Partner. Actual results may vary from these estimates. Each Limited Partner should consult his or her tax advisor regarding the tax consequences to him or her. See “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES – Tax Consequences if the Property is Sold.”

Total taxable income per Unit recognized on Sale	$86
Unrecaptured Section 1250 gain per Unit	$30
Other long term capital gain per Unit	$56

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
               The following summary of the United States federal income tax consequences of the Sale is based upon current United States federal tax law, which is subject to change, possibly with retroactive effect. This summary is only for general information and does not address all aspects of United States federal income taxation that may be relevant in the particular circumstances of each Limited Partner or to Limited Partners subject to special treatment (including, but not limited to, corporations, foreign persons, limited partners subject to the alternative minimum tax, and tax exempt organizations) under the Internal Revenue Code of 1986, as amended (the “Code”). In addition, this summary does not address any state, local, or other tax consequences. However, a Partner may be subject to income taxation by state, local, or other taxing authorities where the Property is located or where the Partner resides. In addition, the Partnership could be required to withhold state or other income taxes on allocations or distributions to the Partners. We urge Partners to consult their tax advisors as to the specific tax consequences to them of the Sale and the distribution of the Sale proceeds.
               Tax Consequences if the Property is Sold. If the Property is sold, the Partnership will recognize income as a result. The amount of income recognized by the Partnership will be equal to the excess of: (i) the sum of the cash and other property received for the Property, plus the amount of liabilities assumed by the Purchaser (or to which the Property is subject when acquired by the Purchaser), over (ii) the Partnership’s adjusted basis in the Property. This income will be allocated to the Partners, including Limited Partners, in accordance with the Partnership Agreement. We currently estimate you will be allocable taxable income of $86 per Unit. This estimate is based on information currently available to the General Partner. Actual results may vary from this estimate.
               We expect that all of the income recognized by the Partnership on the Sale will be taxed to the Partners at long-term capital gain rates. However, under special rules that apply to real property that has been depreciated, it is expected that some of the capital gain will be taxed to the Partners as “unrecaptured section 1250 gain.” Unrecaptured section 1250 gain is long-term capital gain, but generally is taxed at a maximum rate of 25% in the case of individuals, trusts, and estates. This 25% rate on unrecaptured section 1250 gain is greater than the maximum 15% rate that applies to most other long-term capital gains of individuals, trusts and estates. We currently estimate the amount of unrecaptured section 1250 gain allocated to the Limited Partners to be $30 per Unit. We currently estimate the amount of other long-term capital gain allocated to the Limited Partners to be $56 per Unit on the Sale. These estimates are based on information currently available to the General Partner. Actual results may vary from these estimates.
               We currently do not expect that any of the income recognized by the Partnership on the Sale will be taxable at ordinary income rates. Ordinary income is generally taxed at a maximum 35% rate. Short-term capital gain, depreciation recapture, rent, interest, and cancellation of indebtedness, are all examples of income that would be taxable at ordinary income rates.
               Gain allocated to a Partner increases the basis of the Partner in its interest in the Partnership. However, distributions from the Partnership reduce the basis of the Partner in its interest in the Partnership, and, to the extent such distributions exceed a Partner’s adjusted basis in its interest in the Partnership, result in taxable income to the Partner. In addition, in connection with the Sale, each Partner will be deemed for tax purposes to receive a distribution from the Partnership equal to the amount of debt previously allocated to the Partner for tax purposes, which, like cash distributions, will result in a reduction in basis and/or taxable income.
               If a Partner has suspended tax losses, tax credits, or other items of tax benefit, it is possible that these items may reduce any tax liability that arises with respect to the gain recognized as a result of the Sale. The determination of whether a Partner is entitled to use suspended tax losses, tax credits, or other items of tax benefit will depend upon each Partner’s individual circumstances. We urge Limited Partners to consult with their tax advisors in this regard.
               Sale proceeds available for distribution to the Partners, including Limited Partners, after repayment of the Partnership’s debts may be less than the gain recognized on the Sale, any gain recognized on the distribution of Sale proceeds, and any resulting tax liability. Accordingly, Partners may be required to use funds from sources other than Partnership distributions to pay any tax liabilities that may arise because of the recognition of gain from the Sale or from the distribution of Sale proceeds.
               Tax Consequences if the Property is Not Sold. The Property has been substantially or fully depreciated for

United States federal income tax purposes. Continued operation of the Property may generate income that will be taxable to the Partners, unless there is adequate depreciation and other deductions equal to or greater than the income generated from the Property. However, there may not be any cash available for distribution to the Partners if all or substantially all of the Property’s cash flow will be used to service the Partnership’s liabilities. The Partnership also will continue to incur the administrative costs of Partnership operations, including the cost of preparing and filing a Partnership tax return. If a Partner has suspended tax losses, tax credits, or other items of tax benefit, these items may reduce any tax liability that arises with respect to any net income taxable to the Partner because of the continued operation of the Property by the Partnership. The determination of whether a Partner is entitled to use suspended tax losses, tax credits, or other items of tax benefit, will depend upon each Partner’s individual circumstances.
               WE URGE EACH LIMITED PARTNER TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE SALE AND THE DISTRIBUTION OF SALE PROCEEDS, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.
               IRS CIRCULAR 230 NOTICE. To ensure compliance with requirements imposed by the IRS, we inform you that any U.S. federal tax advice contained in this communication (including any attachments) is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties under the Code. The advice contained in this communication was written to support the promotion or marketing of the transaction or matter addressed by the advice. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.
THE PROPERTY
               General. The Property is a 70-unit rental apartment complex located in Moutainlake Terrace, Washington. The Property has been owned and operated by the Partnership continuously since 1988.
               Capital Replacements. The Partnership has an ongoing program of capital improvements, replacements, and renovations, including roof replacements, kitchen and bath renovations, balcony repairs, replacement of various building systems and other replacements and renovations in the ordinary course of business. All capital improvements are intended to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings.
               Average Rental Rates and Occupancy. The following shows the average annual rental rates and occupancy percentages for the Property during the periods indicated.

Average Rental Rate				Average Occupancy
2008*	2007	2006	2005	2008*	2007	2006	2005
$11,139	$10,697	$9,638	$9,360	98%	97%	95%	90%

*	Through July 31, 2008
THE PARTNERSHIP
               General Information. The Partnership is a Missouri limited partnership organized on June 23, 1988. Its primary business is to acquire and operate income-producing commercial and multi-family residential properties for investment. The Partnership’s principal executive offices are located at 55 Beattie Place, P.O. Box 1089, Greenville, South Carolina 29602, telephone (864) 239-1000.
               Limited Partners. As of the Record Date, there were 61,063 Units issued and outstanding owned by 947 Limited Partners of record.
               Set forth below are all persons and entities known by the Partnership to be the beneficial owner of more than 5% of any class of limited partnership interest in the Partnership as of December 31, 2007.

Class – Limited Partners

	Approximate		Approximate
Entity Name and Address	Number of Units		Percent of Class
AIMCO Properties, L.P. [1,3,4]	24,410	[2]	40%
4582 South Ulster Street Parkway, Suite 1100 Denver, CO 80237

AIMCO IPLP, L.P. [3,5]	88	[6]	Less than 1%
55 Beattie Place P.O. Box 1089 Greenville, SC 29602

[1]	AIMCO-GP, Inc., a Delaware corporation, is the sole general partner of AIMCO Properties, L.P., and owns a 1.03% general partnership interest in AIMCO Properties, L.P. AIMCO-GP, Inc. is wholly owned by Apartment Investment and Management Company (“AIMCO”). As of December 31, 2007, AIMCO-LP, Inc., a Delaware corporation, owns an 89.8% limited partnership interest in AIMCO Properties, L.P. It is wholly owned by AIMCO.

[2]	AIMCO Properties, L.P., AIMCO-GP, Inc. and AIMCO share voting and dispositive power over 24,429 Units, representing approximately 40% of the class.

[3]	AIMCO may be deemed the beneficial owner of the Units held by the AIMCO Properties, L.P., AIMCO-GP, Inc., the General Partner, AIMCO IPLP, L.P. and AIMCO/IPT, Inc. by virtue of its indirect majority or whole ownership of those Limited Partners. AIMCO-GP, Inc. holds its Units, directly or indirectly, as nominee for AIMCO Properties, L.P., which is the beneficial owner of all Units held by AIMCO-GP, Inc.

[4]	AIMCO Properties, L.P., AIMCO-GP, Inc., AIMCO and the General Partner share voting and dispositive power over 950 Units, representing approximately 1.6% of the class.

[5]	AIMCO/IPT, Inc. holds a 70% interest in AIMCO IPLP, L.P. as its general partner, and it is wholly owned by AIMCO. AIMCO Properties, L.P. holds a 30% interest in AIMCO IPLP, L.P. as the limited partner.

[6]	AIMCO Properties, L.P., AIMCO-GP, Inc., AIMCO, the General Partner, AIMCO IPLP, L.P. and AIMCO/IPT, Inc. share voting and dispositive power over 88 Units, representing less than 1% of the class.
               None of the General Partner’s directors or officers own any Units.
               Trading Market. There is not any established trading market for the Units.
               Investment Portfolio. The following shows the location of, the number of apartment units in, the date of purchase, the nature of the Partnership’s ownership interest in and the use of the Partnership’s properties.

		Date of	Type of
Property	Units	Purchase	Ownership	Use
Bronson Place Apartments	70	11/1/88	Fee simple subject to a first mortgage	Apartment
Mountlake Terrace, Washington

Defoors Crossing Apartments	60	5/1/89	Fee simple	Apartment
Atlanta, Georgia

     Distributions. The Partnership distributed the following amounts during the years ended December 31, 2007 and 2006 (in thousands, except per Unit data):

	Year Ended		Year Ended		Year Ended
	December 31,	Distribution	December 31,	Distribution	December 31,	Distribution
	2008[2]	Per Unit	2007	Per Unit	2006	Per Unit
Operations	$—	$—	$—	$—	$110	$1.79

Refinancing[1]	$75	$1.21	$1,240	$20.11	$—	$—

[1]	Proceeds from the September 2007 refinancing of the mortgage encumbering the Property.

[2]	Through June 30, 2008.
     Indebtedness. The Property is encumbered by a first mortgage loan with an aggregate unpaid balance of approximately $3,459,971 as of July 31, 2008. The Partnership has other indebtedness of $70,079 as of July 31, 2008, including $8,346 of indebtedness to the General Partner. Defoors Crossing Apartments is not encumbered by a mortgage loan.
     Financial Information. Certain Partnership financial information is incorporated by reference to the audited financial statements for the Partnership’s 2007 and 2006 fiscal years set forth in Part II, Item 7 of the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the United States Securities and Exchange Commission (the “SEC”) on March 26, 2008 (the “2007 10-K”), and the unaudited financial statements of the Partnership, set forth in Part I of the Partnership’s Quarterly Report on Form 10-Q for the period ended March 31, 2008, filed with the SEC on May 14, 2008 (the “Q1 10-Q”), and the unaudited financial statements of the Partnership, set forth in Part I of the Partnership’s Quarterly Report on Form 10-Q for the period ended June 30, 2008, filed with the SEC on August 14, 2008 (the “Q2 10-Q”). See “WHERE YOU CAN FIND MORE INFORMATION.”
THE PURCHASER
     General. The Purchaser is a California corporation. The Purchaser informs us that its primary business is a real estate investment company specializing in the acquisition and asset management of apartment communities. The Purchaser is not affiliated with the General Partner or the Partnership. The Purchaser informs us that its principal executive offices are located at 37 Graham Street, Suite 200-B, San Francisco, California 94129-0454, telephone: (415) 561-6800.
     Past Contacts, Relationship and Negotiations. The General Partner or its affiliates have conducted business with the Purchaser or its affiliates from time to time. Since January 1, 2006, the Purchaser purchased [four] other properties owned by the General Partner or its affiliates for an aggregate purchase price of $27,250,000. Each of those transactions were conducted on an arms-length basis after extensive negotiations between the parties and have no relationship to the Sale.
THE SALE
     Summary of Purchase Agreement. On the Effective Date, the Partnership and the Purchaser entered into the Purchase Agreement, pursuant to which the Partnership agreed to sell the Property to the Purchaser.
     Purchase Price and Deposit. The Purchase Price is $7,900,000, to be paid by the Purchaser as follows:
•	The Purchaser delivered an initial deposit (the “Initial Deposit”) of $79,000 to Stewart Title Guaranty Company (the “Escrow Agent”).

•	On or before the day that the Feasibility Period (as defined below) expires, the Purchaser must deliver an additional deposit (the “Additional Deposit,” and together with the Initial Deposit, the “Deposit”) of $79,000 to the Escrow Agent.

•	The balance of the Purchase Price must be paid to and received by the Escrow Agent on the day of closing.
     Escrow. The Escrow Agent will hold the Deposit and deliver it to the party entitled to it under the Purchase Agreement. The Escrow Agent will hold the Deposit until the earlier of (i) closing, at which time the Deposit will be applied against the Purchase Price, or (ii) the date on which the Escrow Agent is otherwise authorized to disburse the Deposit. If prior to closing either party makes a written demand on the Escrow Agent to pay the Deposit, the Escrow Agent must give written notice to the other party of the demand. If the Escrow Agent does not receive a written objection to the proposed payment from the other party within five business days after notice, the Escrow Agent will make payment as demanded. If the Escrow Agent receives a written objection within this period, the Escrow Agent will continue to hold the Deposit until otherwise directed by written instructions from the parties or a final judgment or arbitrator’s decision. The Escrow Agent has the right to interplead the Deposit and any interest with a court of competent jurisdiction in the State of Washington at any time.
     Feasibility Period. From the Effective Date through September 15, 2008 (the “Feasibility Period”), the Purchaser and its consultants may enter the Property to conduct customary tests of the Property (collectively, the “Inspections”). The Purchaser can terminate the Purchase Agreement during the Feasibility Period. If the Purchaser exercises this termination right, the Purchase Agreement terminates and the Escrow Agent will return the Initial Deposit to the Purchaser. If the Purchaser does not terminate during the Feasibility Period, the Purchase Agreement will remain in full force and effect, the Deposit will be non-refundable, and the Purchaser’s obligation to purchase the Property will be unconditional except only for satisfaction of the Purchaser’s closing conditions.
     Conduct of Investigation. The Purchaser cannot permit any mechanics’ or materialmen’s liens or any other liens to attach to the Property in connection with any Inspections. The Purchaser cannot perform any invasive tests on the Property without the Partnership’s prior written consent. Further, the Partnership has the right to disapprove any test that in the Partnership’s reasonable judgment could result in injury to the Property, breach of any contract, expose the Partnership to any losses or violation of applicable law, or otherwise adversely affect the Property. The Purchaser must restore the Property to the same condition existing immediately prior to the Purchaser’s Inspection.
     The Purchaser Indemnification. The Purchaser agreed to indemnify the Partnership and its affiliates against damages related to the Purchaser’s or its consultant’s entry onto the Property and any Inspections.
     Property Contracts. The Partnership must deliver a list of all current property contracts to the Purchaser. On or before the expiration of the Feasibility Period, the Purchaser may deliver written notice to the Partnership specifying any property contracts which the Purchaser wants to terminate at closing (the “Terminated Contracts”). If any Terminated Contract requires payment of a penalty or premium for cancellation, the Purchaser is responsible for the payment. If any property contract to be assigned to the Purchaser requires vendor consent, the Purchaser may attempt to obtain that consent before closing.
     Day of Closing. At the Seller’s option, Closing is scheduled to occur on October 15, 2008 or November 14, 2008.
     Closing Costs. The Purchaser must pay sales, use, gross receipts or similar taxes, recording costs for the release of liens, title insurance premiums (other than the base premium) and one-half of the customary closing costs of the Escrow Agent. The Partnership must pay the real estate excise tax, the base premium on the title insurance policy and one-half of the customary closing costs of the Escrow Agent.
     Prorations. The parties agreed to customary prorations as of the day of closing.
     Post Closing Adjustments. The Purchaser or the Partnership may request that the Purchaser and the Partnership undertake to re-adjust any item on the proration schedule with the exception of real estate taxes. However, neither party has any obligation to re-adjust any items (a) after the expiration of 60 days after closing, or (b) if such items do not exceed $5,000 in magnitude (either individually or in the aggregate).
     The Partnership’s Representations. The Partnership made customary representations and warranties which survive closing for six months. The Partnership’s maximum liability to the Purchaser for any misrepresentation or breach of warranty is $150,000 in any individual instance or in the aggregate. In addition, the Purchaser cannot bring any against the Purchaser for a misrepresentation or breach of warranty unless the claim for damages (either in the aggregate or as to any individual claim) exceeds $5,000.
     The Purchaser’s Representations. The Purchaser made customary representations and warranties.
     Leases and Property Contracts. From the Effective Date to closing, the Partnership may enter into or modify property contracts or leases in the ordinary course of business without the Purchaser’s written consent. However, new property contracts and new or renewed leases must not have a term in excess of one year without the Purchaser’s prior written consent. New property contracts must be terminable without penalty on 30 days prior notice. The Partnership will deliver each of the vacant tenant units in the physical condition that the Partnership would prepare tenant units in anticipation of renting those tenant units to prospective tenants (“Rent-Ready Condition”). The Purchase Price will be credited in an amount equal to the product of (i) the number of tenant units as of three days prior to the day of closing that are vacant and not in Rent-Ready Condition, and (ii) $500.
     General Operation of Property. The Partnership must operate the Property in the ordinary course of business. The Partnership cannot make material alterations to the Property or remove any material fixtures or tangible personal property without the Purchaser’s written consent, except as necessary in the Partnership’s sole discretion to address (a) any life or safety issue at the Property or (b) any other matter which in the Partnership’s reasonable discretion materially adversely affects the use, operation or value of the Property.
     Liens. Without the Purchaser’s written consent, the Partnership cannot voluntarily create or cause any lien or encumbrance to attach to the Property other than utility easements and temporary construction easements granted by the Partnership in the ordinary course of business.
     The Purchaser’s Closing Conditions. The Purchaser’s obligation to close is subject to the following conditions precedent:
(a)	all of the documents required to be delivered by the Partnership to the Purchaser at closing must have been delivered;

(b)	each of the Partnership’s representations must be true in all material respects as of closing;

(c)	the Partnership must have complied with, fulfilled and performed in all material respects each covenant to be complied with, fulfilled or performed by Partnership under the Purchase Agreement;

(d)	neither the Partnership nor the General Partner can be a debtor in any bankruptcy proceeding or could have been a debtor in any bankruptcy proceeding in the prior six months; and

(e)	there must not be pending or, to the knowledge of the Purchaser or the Partnership, any litigation or threatened litigation which, if determined adversely, would restrain consummation of any of the transactions contemplated by the Purchase Agreement or declare any of the Partnership’s obligations illegal, invalid or nonbinding.
     If any condition set forth in (a), (c) or (d) above is not met, the Purchaser may: (i) waive any of the conditions and proceed to closing without offset or deduction from the Purchase Price, or (ii) if the failure to meet a condition constitutes a default by the Partnership, exercise remedies provided to it in the Purchase Agreement. If the condition set forth in (b) or (e) above is not met, the Partnership will not be in default pursuant to the terms of the Purchase Agreement, and the Purchaser may, as its sole and exclusive remedy, (Y) notify the Partnership of the Purchaser’s election to terminate the Purchase Agreement and receive a return of the Deposit, or (Z) waive the condition and proceed to closing without offset or deduction from the Purchase Price.
     The Partnership’s Closing Conditions. The Partnership’s obligation to close is subject to the following conditions precedent:
(a)	all of the documents and funds required to be delivered by the Purchaser to the Partnership at closing must have been delivered;

(b)	each of the Purchaser’s representations must be true in all material respects as of the day of closing;

(c)	the Purchaser must have complied with, fulfilled and performed in all material respects each covenant to be complied with, fulfilled or performed by the Purchaser under the Purchase Agreement;

(d)	the Partnership must have received all consents, documentation and approvals necessary to consummate the Sale (i) from the Partners, and (ii) as required by law; and

(e)	there must not be pending or, to the knowledge of the Purchaser or the Partnership, any litigation or threatened litigation which, if determined adversely, would restrain the consummation of any of the transactions contemplated by the Purchase Agreement or declare any of the Purchaser’s obligations illegal, invalid or nonbinding.
     If any of these conditions are not met, the Partnership may (i) waive the conditions and close, or (ii) terminate the Purchase Agreement, and, if the failure to meet a condition constitutes a Purchaser default, exercise any of its remedies under the Purchase Agreement.
     Brokerage. If the Sale closes, the Partnership will pay the Broker a commission according to the terms of a separate contract.
     The Purchaser Default. If the Purchaser defaults in its obligations under the Purchase Agreement to:
(a)	deliver the Additional Deposit (or any other deposit or payment required of the Purchaser under the Purchase Agreement);

(b)	timely deliver the Purchaser’s closing deliveries;

(c)	timely deliver the Purchase Price and timely close; or

(d)	comply with any of its other material obligations under the Purchase Agreement for more than ten days after written notice of default from the Partnership, then the Purchaser will forfeit the Deposit and neither party will be obligated to close.
     Partnership Default. If the Partnership defaults and, other than with respect to the Partnership’s obligation to sell the Property, such default continues for more than ten days after written notice of default from the Purchaser, then:
(a)	the Purchase Agreement will terminate, and all payments and things of value, including the Deposit, provided by the Purchaser will be returned to the Purchaser and the Partnership will pay to the Purchaser, as its sole recoverable damages, its direct and actual out-of-pocket expenses and costs incurred in connection with the Sale, up to $35,000; or

(b)	the Purchaser may seek specific performance but not damages.
The Purchaser may seek specific performance only if, as a condition precedent to initiating litigation for specific performance, the Purchaser (i) delivers the total Purchase Price and all the Purchaser closing documents to the Escrow

Agent; (ii) is not otherwise in default under the Purchase Agreement; and (iii) files suit on or before the 90th day after the closing date.
     Major Damage. If the Property is damaged or destroyed prior to closing, and the cost of repair is more than $250,000, then the Partnership is not obligated to repair the damage or destruction and must notify the Purchaser in writing of such damage or destruction (the “Damage Notice”). Within ten days after the Purchaser’s receipt of the Damage Notice, the Purchaser may terminate the Purchase Agreement and recover the Deposit. If the Purchaser does not terminate, the Sale will be closed for either (i) the full Purchase Price and the Purchaser will receive all insurance proceeds (plus a credit against the Purchase Price in the amount of any deductible payable by the Partnership) at closing, (ii) the full Purchase Price, less a credit to the Purchaser in the amount necessary to complete the repairs.
     Minor Damage. If the Property is damaged or destroyed prior to the closing, and the cost of repair is equal to or less than $250,000, the Sale will be closed in accordance with the Purchase Agreement. The Partnership has the option to make repairs to the extent of any recovery from insurance carried on the Property if they can be reasonably effected before the closing. If the Partnership is unable or elects not to effect repairs, the Purchaser will receive all insurance proceeds (plus a credit against the Purchase Price in the amount of any deductible payable by the Partnership) at closing, or a credit on the Purchase Price in the amount necessary to complete the repairs.
     Repairs. If the Partnership begins any repair, replacement or restoration of the Property prior to closing, then the Partnership is entitled to receive and apply available insurance proceeds to any portion of the repair, replacement or restoration completed prior to closing. The Purchaser is responsible for completion of the repairs, replacements and restorations after closing with the balance of any available insurance proceeds.
     Eminent Domain. If any material part of the Property is, or is about to be acquired, by any governmental agency by exercise of the powers of eminent domain, the Partnership will notify the Purchaser and the Purchaser may terminate the Purchase Agreement and recover the Deposit within ten days thereafter. If the Purchaser does not terminate, the Sale will be closed and the Purchaser will receive the full benefit of any condemnation award.
     1031 Exchange. The Sale may be part of a tax-free exchange for either the Purchaser or the Partnership. Each party to the Purchase Agreement agreed to take all reasonable steps on or before closing to facilitate such exchange if requested by the other party, and to obtain all documentation in connection the exchange.
     Regulatory Consents. None of the parties to the Purchase Agreement will be required to close if required consent of any persons or entities, including, without limitation, lenders to the Partnership, bond trustees, and credit enhancers, has not been obtained. The Partnership currently anticipates that it will terminate the Purchase Agreement if required consents are not obtained. Except for SEC filings, we are not aware of any required filings, consents or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency.
PLANS FOLLOWING THE SALE
     The Partnership owns another investment property, Defoors Crossing Apartments, a 60-unit rental apartment complex located in Atlanta, Georgia. Following the closing, the Partnership will continue to own and operate Defoors Crossing Apartments until it is sold or lost. In April, 2008, the Partnership entered into a purchase agreement to sell Defoors Crossing Apartments to an unaffiliated purchaser. The Partnership received approval from Partners for the sale of Defoors Crossing Apartments but the sale was terminated by the purchaser in May, 2008. The Partnership is currently considering the sale of Defoors Crossing Apartments, although no assurance can be given that it will be sold or as to the timing or terms of any sale.
INTEREST OF CERTAIN PERSONS IN THE SALE
     The General Partner has conflicts of interest with respect to the Sale. A general partner generally is liable for all recourse debts and other liabilities of a partnership when the partnership’s assets are insufficient. A sale of the Property reduces the General Partner’s liability for existing and future Partnership debt and liabilities.

THE GENERAL PARTNER’S RECOMMENDATION
     The General Partner recommends that Limited Partners consent to the Sale. The General Partner is of the opinion that the Sale is fair to, and in the best interests of, Partners. See “REASONS FOR THE SALE.”
SOLICITATION OF CONSENTS
     Expiration Date. THIS SOLICITATION OF CONSENTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE, UNLESS EXTENDED BY THE GENERAL PARTNER IN ITS DISCRETION AS DESCRIBED IN THIS CONSENT SOLICITATION STATEMENT.
     Extension of Solicitation Period. The General Partner expressly reserves the right to extend the period during which consents are solicited in its discretion, at any time, and from time to time. Notice of any such extension will promptly be disseminated to Limited Partners in a manner reasonably designed to inform Limited Partners of the extension.
     Solicitation. Abstentions and broker non-votes will not be counted as consents in favor of the Sale and will have the effect of a withheld consent. Consents will be solicited by mail, telephone, e-mail and in person. Solicitations may be made by representatives of the General Partner, none of whom will receive additional compensation for these solicitations. The Partnership will bear the cost of preparing, assembling, printing and mailing this Consent Solicitation Statement and the enclosed Consent. The Partnership will pay the fees and expenses of the Solicitation Agent.
     LIMITED PARTNERS WHO DESIRE TO CONSENT TO THE SALE SHOULD MARK THE APPROPRIATE BOX ON THE CONSENT INCLUDED WITH THIS CONSENT SOLICITATION STATEMENT, AND SIGN, DATE AND DELIVER THE CONSENT TO THE SOLICITATION AGENT BY MAIL IN THE SELF-ADDRESSED, POSTAGE-PAID ENVELOPE ENCLOSED FOR THAT PURPOSE, BY OVERNIGHT COURIER OR BY FACSIMILE AT THE ADDRESS OR FACSIMILE NUMBER SET FORTH IN THIS CONSENT SOLICITATION STATEMENT AND ON THE CONSENT, ALL IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED IN THIS CONSENT SOLICITATION STATEMENT AND IN THE CONSENT.
     All Consents that are properly completed, signed and delivered to the Solicitation Agent prior to the Expiration Date and not properly revoked (see “Revocation of Instructions” below) will be given effect in accordance with their respective specifications. IF A CONSENT IS DELIVERED AND NONE OF THE “CONSENTS”, THE “WITHHOLDS CONSENT” OR THE “ABSTAINS” BOX IS MARKED, BUT THE CONSENT IS OTHERWISE PROPERLY COMPLETED AND SIGNED, THE LIMITED PARTNER WILL BE DEEMED TO HAVE CONSENTED TO THE SALE.
     Consents must be executed in exactly the same manner as the name(s) in which ownership of the Units are registered. If two or more joint holders hold the Unit to which a Consent relates, all these holders should sign the Consent. If a Consent is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary, agency or representative capacity, this person must so indicate when signing and submit with the Consent evidence satisfactory to the Partnership of authority to execute the Consent.
     The execution and delivery of a Consent will not affect a Limited Partner’s right to sell or transfer the Units. All Consents received by the Solicitation Agent (and not properly revoked) prior to the Expiration Date will be effective notwithstanding a record transfer of those Units subsequent to the Record Date. A person who acquires Units after the Record Date may not consent.
     All questions as to the validity, form and eligibility (including time of receipt) regarding consent procedures will be determined by the General Partner in its sole discretion, and the General Partner’s determination will be conclusive and binding. The Partnership reserves the right to reject any or all Consents that are not in proper form. The Partnership also reserves the right to waive any defects, irregularities or conditions of delivery as to particular Consents. Unless waived, all defects or irregularities in connection with the delivery of Consents must be cured within the time the General Partner determines. Neither the General Partner nor any of its affiliates or any other persons are under any duty to give any notification of any of these defects, irregularities or waivers, nor must any of them incur any liability for failure to give this notification. Deliveries of Consents will not be deemed to have been made until any irregularities or defects in the Consent have been cured or waived. The General Partner’s interpretations of the terms and conditions of this solicitation must be conclusive and binding.

     Revocation of Instructions. Any Limited Partner who has delivered a Consent to the Solicitation Agent may revoke the instructions set forth in the Consent by delivering to the Solicitation Agent a written notice of revocation prior to 5:00 p.m., New York City time, on the Expiration Date. In order to be effective, a notice of revocation of the instructions set forth in a Consent must (i) contain the name of the person who delivered the Consent, (ii) be in the form of a subsequent Consent marked either as “CONSENTS”, “WITHHOLDS CONSENT” or “ABSTAINS,” as the case may be, or in a writing delivered to the Solicitation Agent stating that the prior Consent is revoked, (iii) be signed by the Limited Partner in the same manner as the original signature on the Consent, and (iv) be received by the Solicitation Agent prior to 5:00 p.m. New York City time, on the Expiration Date at one of its addresses or the fax number set forth on the Consent. A purported notice of revocation that lacks any of the required information, is dispatched to an improper address or fax number or is not received in a timely manner will not be effective to revoke the instructions set forth in a Consent previously given. A revocation of the instructions set forth in a Consent can only be accomplished in accordance with these procedures. A LIMITED PARTNER MAY NOT REVOKE THE INSTRUCTIONS SET FORTH IN THE CONSENT AFTER 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.
     No Appraisal Rights. Limited Partners of the Partnership are not entitled to dissenters’ appraisal rights under applicable law or the Partnership Agreement in connection with the Sale.
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS
     Only one Consent Solicitation Statement is being delivered to multiple Limited Partners sharing an address unless the Partnership has received contrary instructions from one or more of Limited Partners.
     The Partnership will undertake to deliver promptly upon written or oral request a separate copy of this Consent Solicitation Statement, including copies of all documents incorporated by reference into this Consent Solicitation Statement, to a Limited Partner at a shared address to which the Partnership delivered a single copy of the Consent Solicitation Statement. If a Limited Partner wishes to notify the Partnership that he or she wishes to receive a separate copy of this Consent Solicitation Statement, the Limited Partner may contact the Partnership c/o The Altman Group, 1200 Wall Street, 3rd Floor, Lyndhurst, New Jersey 07071; telephone: (800) 217-9608; facsimile: (201) 460-0050.
     A Limited Partner may also use the above telephone number, facsimile number or mailing address to notify the Partnership that Limited Partners sharing an address request delivery of a single copy of this Consent Solicitation Statement if they are receiving multiple copies of Consent Solicitation Statement.
WHERE YOU CAN FIND MORE INFORMATION
     Certain financial information relating to the Partnership is hereby incorporated by reference to the Partnership’s audited financial statements for its 2007 and 2006 fiscal years set forth in Part II, Item 7 of the Partnership’s 2007 10-K, the Partnership’s unaudited financial statements for the period ended March 31, 2008, set forth in Part I, of the Partnership’s Q1 10-Q, and the Partnership’s unaudited financial statements for the period ended June 30, 2008, set forth in Part I, of the Partnership’s Q2 10-Q. Such reports and other information may be inspected at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and Consent Solicitation Statements and other information regarding registrants that file electronically with the SEC.

THE SOLICITATION AGENT FOR THIS CONSENT SOLICITATION IS:
THE ALTMAN GROUP, INC.

By Mail:	By Overnight Courier:	By Hand:
1200 Wall Street 3rd Floor Lyndhurst, New Jersey 07071	1200 Wall Street 3rd Floor Lyndhurst, New Jersey 07071	1200 Wall Street 3rd Floor Lyndhurst, New Jersey 07071

By Facsimile:	For Information please call:
(201) 460-0050	TOLL FREE (800) 217-9608

UNITED INVESTORS INCOME PROPERTIES
c/o The Altman Group, Inc.
1200 Wall Street
3rd Floor
Lyndhurst, New Jersey 07071
CONSENT OF LIMITED PARTNER
     The undersigned, a limited partner of United Investors Income Properties (the “Partnership”), and the owner of a limited partnership interest in the Partnership, acting with respect to all of the limited partnership interest in the Partnership owned by the undersigned, hereby:

[ ]Consents	[ ]Withholds Consent	[ ]Abstains
to the Sale.
     This Consent is solicited by the General Partner. The General Partner recommends that Limited Partners consent to the Sale. IF NO ELECTION IS SPECIFIED, AN OTHERWISE PROPERLY COMPLETED AND SIGNED CONSENT WILL BE DEEMED A CONSENT TO THE SALE.
     The undersigned hereby acknowledges receipt of the Consent Solicitation Statement. Capitalized terms used in this Consent and not defined in this Consent have the meanings set forth in the Consent Solicitation Statement, dated                     , 2008, of the Partnership (the “Consent Solicitation Statement”).
     A fully completed, signed and dated copy of this Consent should be sent to the Solicitation Agent by mail or overnight courier to the appropriate address specified below, or by fax to the fax number specified below, prior to 5:00 p.m., New York City time on the Expiration Date.
     Completed and signed consents should be sent to The Altman Group, Inc. by mail or overnight courier at 1200 Wall Street, 3rd Floor, Lyndhurst, New Jersey 07071; or by fax at (201) 460-0050.

Dated:	By:

Please Print Name
Please sign exactly as you hold your Units. When signing as an attorney-in-fact, executor, administrator, trustee or guardian, please give your full title. If an interest is jointly held, each holder should sign. If a corporation, please sign in full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by a duly authorized person.